                                                      Exhibit 1.1

                                                      May 24, 2001



John Roberts
Chief Financial Officer
Razorfish, Inc.
32 Mercer Street
New York, NY 10013

Dear Mr. Roberts:

The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Ladenburg Thalmann & Co. Inc. ("LTCO") shall serve as exclusive placement agent in connection with the proposed offering of equity, equity-linked or debt securities (the "Securities") of Razorfish, Inc. (the "Company") pursuant to a shelf registration statement (the "Offering").
The gross proceeds from the Offering will be up to $30,000,000. LTCO shall also serve as exclusive placement agent, for a period of two weeks from the date of this letter, for a possible private placement of equity or equity-linked securities of the Company with one or more institutional investors (the "Private Placement"). All references to dollars shall be to U.S. dollars. The terms of the Private Placement and of such Offering and the Securities shall be as agreed to between the Company and the purchasers thereof. LTCO and the Company may agree that, with respect to an at-the-market offering of equity securities (as such term is defined in Rule 415 promulgated under the Securities Act of 1933, as amended), LTCO will underwrite on a firm commitment basis a number of shares which shall not exceed 10% of the aggregate market value of the Company's outstanding voting stock held by non-affiliates of the Company (calculated as of a date within 60 days prior to the date of filing of the registration statement). Such firm commitment shall be on terms and conditions to be agreed upon, except that the underwriting fees and discount shall not exceed those provided for herein.

     Upon the terms and subject to the conditions of this Agreement, the parties hereto agree as follows:

1.  Appointment.  Subject to the terms and conditions of this Agreement
    ------------
hereinafter set forth, the Company hereby retains LTCO, and LTCO hereby agrees to act as the Company's exclusive placement agent only in connection with the Offering, effective as of the date hereof; and with respect to the Private

Placement, for a period of two weeks from the date hereof. The Company expressly acknowledges and agrees that, subject to any future agreement between the Company and LTCO relating to a firm commitment underwriting, LTCO's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by LTCO to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of LTCO with respect to securing any other financing on behalf of the Company. The appointment of LTCO with respect to the Offering shall be exclusive to a limited extent, in that if the Company requests LTCO to place a certain amount of Securities on terms specified by the Company, and LTCO is unable to place such Securities on such terms within 10 days, then the Company shall be free to place such Securities on such specified terms through any other agent chosen by the Company, without any compensation becoming due LTCO in connection with such placement. Thereafter, a further placement of other Securities, or the same Securities but on different terms, shall again be first attempted to be placed by LTCO. LTCO shall not commence any selling efforts until the registration statement has been declared effective by the SEC. Except for the exclusive two-week period to obtain a commitment for the Private Placement, nothing in this Agreement shall be construed to preclude the Company from selling other of its securities by means other than off of the shelf registration statement, either before or after the effective date of the shelf registration statement.

     2.  Fees and Compensation.  In consideration of the services rendered by
         ----------------------
LTCO in connection with the Offering and the Private Placement, the Company agrees to pay LTCO the following fees and other compensation:
(a) a gross placement agent fee payable upon each closing equal to 5.5% of the public sale price at each such closing (with respect to equity or equity linked Securities) and 3.0% (with respect to non-convertible debt Securities); and
(b) Warrants equal to 6% of the number of shares of Class A Common Stock sold (or in the event of the sale of convertible or exchangeable Securities, the number of shares of Class A Common Stock into which such convertible or exchangeable Securities are convertible as of such closing). Such warrants shall be substantially in the form of Exhibit D and shall have a term of three years and a strike price equal to 120% of the public sale price of the Company's Class A Common Stock (or in the event of the sale of convertible or exchangeable Securities, the number of shares of Class A Common Stock into which such convertible or exchangeable Securities are convertible as of such closing) in such placement; and
(c) a $50,000 non-accountable expense allowance payable upon the engagement of LTCO by the Company hereunder.

(d) All fees payable under paragraphs (a) and (b) above to LTCO shall be paid to LTCO out of an attorney escrow account at the closing or by such other means reasonably acceptable to LTCO.

     3.    Terms of Retention.    (a) Unless extended or terminated in writing
           -------------------
by the parties hereto in accordance with the provisions of the Agreement, this Agreement shall remain in effect until June 1, 2003 (June 6, 2001 with respect to the Private Placement).

     (b) The Company shall have the right to terminate this Agreement upon thirty (30) days' written notice to LTCO as a result of any material breach of this Agreement by LTCO. LTCO shall have ten (10) days to cure any such breach from the date of its deemed receipt of such notice, and if not cured within such period, such notice of termination shall take effect as set forth therein.

     (c) Notwithstanding anything herein to the contrary, the obligation to pay the Fees and Compensation and Expenses described in Section 2, if any, and the provisions of paragraphs 2, 5, and 8 of Exhibit A and all of Exhibit B and Exhibit C attached hereto, each of which exhibits is incorporated herein by reference, shall survive any termination or expiration of the Agreement. It is expressly understood and agreed by the parties hereto that any private financing of equity or convertible securities of the Company within 18 months of the termination or expiration of this Agreement, with any investors to whom the Company was introduced by LTCO and disclosed at such time to the Company in writing (not including any buyers from LTCO in any firm commitment offering), shall result in such fees and compensation being due and payable by the Company to LTCO under the same terms of Section 2 above.

     4.  [Intentionally Omitted]
         -----------------------



     5.  Information.     The Company recognizes and confirms that in completing
         ------------
its engagement hereunder, LTCO will be using and relying solely on publicly available information and on data, material and other information furnished to LTCO by the Company or the Company's affiliates and agents. It is understood and agreed that in performing under this engagement, LTCO will rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished. Notwithstanding the foregoing, it is understood that LTCO will conduct a due diligence investigation of the Company and the Company will cooperate in all respects with such investigation as a condition of LTCO's obligations hereunder.

          6.  Registration.   Promptly following execution of this Agreement,
              -------------
the Company shall prepare and, following review and approval by LTCO's counsel, file with the SEC a registration statement with respect to the Offering. From time to time in connection with any particular sale of Securities, the Company will, at its own expense, obtain any registration or qualification required to sell any

Securities under the Blue Sky laws of any applicable jurisdictions, as reasonably requested by LTCO, and shall pay any filing fees required by NASD Regulation, Inc. in connection with their review of the terms of this Agreement.

7.  No General Solicitation. Subject to any agreement to enter into a firm
    ------------------------
commitment underwriting in connection with an at-the-market offering of Securities, the Securities will be offered only by approaching prospective purchasers on an individual basis, both with respect to the Offering and the Private Placement. From and after the execution of this Agreement until the completion of the Offering, the Company shall obtain the consent of LTCO to any proposed press release which mentions this Agreement or the Offering with LTCO, such consent not to be unreasonably withheld or delayed, except as may otherwise be required by law.

8.  Closing.  Each closing of the sale of the Securities shall be subject to
    --------
customary closing conditions, including the provision by the Company to LTCO of customary officers' certificates, opinions of counsel and "cold comfort" letters from the Company's auditors.

     9.    Miscellaneous. This Agreement together with the attached Exhibits A
           --------------
through D constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no other agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by both parties hereto. Notwithstanding the foregoing, to the extent that the parties enter into one or more definitive underwriting agreements with respect to an offering of Securities, the provisions of such definitive underwriting agreement shall supersede the provisions of this Agreement to the extent provided by such underwriting agreement.

     If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

          We appreciate this opportunity to be of service and are looking forward to working with you on this matter.

                             Very truly yours,

                             LADENBURG THALMANN & CO. INC.

                             By: /s/ Robert Kropp
                                 ----------------------------
                                 Name:   Robert Kropp
                                 Title:  Director of Investment Banking

Agreed to and accepted
as of the date first written above:

RAZORFISH, INC.

By: /s/ John Roberts
    ---------------------------------
    Name: John Roberts
    Title: Chief Financial Officer

                                                                       EXHIBIT A
                                                                       ---------

                         STANDARD TERMS AND CONDITIONS

1. The Company shall promptly provide LTCO with all relevant information about the Company (to the extent available to the Company in the case of parties other than the Company) that shall be reasonably requested or required by LTCO, which information shall be complete and accurate in all material respects at the time furnished.

2. LTCO shall keep all information obtained from the Company strictly confidential except: (a) information which is otherwise publicly available, or previously known to, or obtained by LTCO independently of the Company and without breach of any confidentiality agreement; (b) LTCO may disclose such information to its employees and attorneys, and to its other advisors and financial sources on a need to know basis only and shall ensure that all such employees, attorneys, advisors and financial sources will keep such information strictly confidential; and (c) pursuant to any order of a court of competent jurisdiction or other governmental body (including any subpena) or as may otherwise be required by law; provided, that in such event LTCO shall promptly notify the Company of such potential disclosure and shall use reasonable efforts to limit such disclosure to the extent possible and to permit the Company to appear in such action to limit the extent of any such disclosure.

3. The Company recognizes that in order for LTCO to perform properly its obligations in a professional manner, it is necessary that LTCO be informed of and, to the extent practicable, participate in meetings and discussions between the Company and any third party, including, without limitation, any prospective purchaser of the securities, relating to the matters covered by the terms of LTCO's engagement.

4. The Company agrees that any report or opinion, oral or written, delivered to it by LTCO is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person without LTCO's prior written consent, except as may be required by applicable law or regulation, or pursuant to any order of a court of competent jurisdiction or other governmental body (including any subpena).

5. No fee payable to LTCO pursuant to any other agreement with the Company or payable by the Company to any agent, lender or investor shall reduce or otherwise affect any fee payable by the Company to LTCO hereunder. If LTCO engages any other broker-dealer or other finder to assist LTCO in the placement of the Offering, then the fees of such other broker-dealer or finder shall be paid by LTCO.


6. (a) The Company represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Company's certificate of incorporation or by-laws or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

     (b) LTCO represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of LTCO enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) LTCO's certificate of incorporation or by-laws or (B) any agreement to which LTCO is a party or by which any of its property or assets is bound.

7. Nothing contained in this Agreement shall be construed to place LTCO and the Company in the relationship of partners or joint venturers. Neither LTCO nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. LTCO, in performing its services hereunder, shall at all times be an independent contractor.

8. This Agreement has been and is made solely for the benefit of LTCO and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph.

9. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

10. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or sent by a recognized overnight courier service such as Federal Express, via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

                         To the Company:
                         John Roberts
                         Razorfish, Inc.
                         32 Mercer Street
                         New York, NY 10013

                         Telephone: (212) 798-6628
                         Facsimile: (212) 966-6915

        With a copy to:  John Hemphill, Esq.
                         Morrison & Foerster
                         1290 Avenue of the Americas
                         New York, NY 10104
                         Telephone: 212-468-8082
                         Fax: 212-468-7900

                         To LTCO:
                         Ladenburg Thalmann & Co. Inc.
                         590 Madison Avenue
                         New York, NY 10022
                         Attention:  Robert J. Kropp
                         Telephone:  (212) 409-2000
                         Facsimile:  (212) 409-2169

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

                                                                       EXHIBIT B
                                                                       ---------

                                INDEMNIFICATION

  The Company agrees that it shall indemnify and hold harmless, LTCO, its stockholders, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party: (a) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained in any of the financial or other information contained in the registration statement and/or final prospectus furnished to LTCO by or on behalf of the Company or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or LTCO's performing the services contemplated hereunder; provided, however, the Company
                                                --------  -------
will not be liable under this paragraph to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from (i) LTCO's negligence or bad faith in performing such services or (ii) arises from information provided by LTCO for use in the registration statement and/or final prospectus.

  LTCO agrees that it shall indemnify and hold harmless, the Company, its directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and
Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party: (a) arising out of, or in connection with, the negligence or bad faith of LTCO in performing the services contemplated hereunder, or (b), arising out of, or in connection with, any information provided by LTCO for use in the registration statement and/or final prospectus.

  If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and LTCO on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and LTCO on the other, but also the relative fault of the Company and LTCO; provided,
                                                                   --------
however, in no event shall the aggregate contribution of LTCO and/or any
-------
Indemnified Party be in excess of the net compensation actually received by LTCO and/or such Indemnified Party pursuant to this Agreement.

  The Indemnifying Party shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

  In the event any Indemnified Party shall incur any expenses covered by this Exhibit B, the Indemnifying Party shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Indemnifying Party of an invoice therefor, with receipts attached. Such obligation of the Indemnifying Party to so advance funds may be conditioned upon the Indemnifying Party's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

  The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of LTCO's engagement and shall be binding on any successors or assigns of the parties and successors or assigns to all or substantially all of each party's business or assets.

                                                                       EXHIBIT C
                                                                       ---------
                                 JURISDICTION

  The Company and LTCO each hereby irrevocably: (a) submits to the jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of the Agreement between the Company and LTCO which is brought by or against the Company or LTCO; (b) agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court; and (c) to the extent that the Company or LTCO has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company and LTCO each hereby waives, to the fullest extent permitted by law, such immunity. The prevailing party in any litigation respecting this Agreement shall be entitled to an award of its costs, including reasonable attorneys' fees, in connection therewith.

  The Company and LTCO each waives, and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that: (a) it is not personally subject to the jurisdiction of any such court; (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Agreement may not be enforced in or by any such court.

  Any process against the Company or LTCO in, or in connection with, any suit, action or proceeding filed in the United States District Court for the Southern District of New York or any other court of the State of New York, arising out of or relating to this Agreement or any transaction or agreement contemplated hereby, may be served personally, or by first class mail or overnight courier (with the same effect as though served personally) addressed to the party being served at the address set forth in the Agreement between the Company and LTCO.

  Nothing in these provisions shall affect any party's right to serve process in any manner permitted by law or limit its rights to bring a proceeding in the competent courts of any jurisdiction or jurisdictions or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                                                       EXHIBIT D
                                                                       ---------

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED OR EXERCISED UNLESS AND UNTIL SUCH WARRANT AND/OR SHARES OF COMMON STOCK IS REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTIONS 4 AND 10 OF THIS WARRANT.

Warrant No. 1                                        Number of Shares: _______
                                                     (subject to adjustment)
Date of Issuance: ______________, 2001

                                RAZORFISH, INC.

                         Common Stock Purchase Warrant

                           (Void after [three years])

Razorfish, Inc. a Delaware corporation (the "Company"), for value received, hereby certifies that Ladenburg Thalmann & Co. Inc., or its registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time commencing one year after the date of issuance and on or before 5:00 p.m. (Eastern time) on________, 200_, _____________________ shares of Class A Common
Stock, par value $.001 per share of the Company ("Common Stock"), at a purchase price of $__________ per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.


1.  Exercise.

     (a) This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as
Exhibit I duly executed by the Registered Holder or by the Registered Holder's duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

     (b) The Registered Holder may, at its option, elect to pay some or all of the Purchase Price payable upon an exercise of this Warrant by canceling all or a portion of this Warrant. If the Registered Holder wishes to exercise this Warrant by this method, the number of Warrant Shares purchasable (which shall in no event exceed the total number of Warrant Shares purchasable under this Warrant as set forth above), subject to adjustment under Section 2 of this Warrant) shall be determined as follows:

           X=Y[(A-B)/A]; where

X= the number of Warrant Shares to be issued to the Holder.

Y= the number of Warrant Shares with respect to which this Warrant is being exercised.

A= the Fair Market Value of one share of Common Stock.

B= the Purchase Price of one share of Common Stock.

        The Fair Market Value per share of Common Stock shall be determined as follows:

          (i) If the Common Stock is listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system (including, without limitation, the OTC Bulletin Board and, if the average daily trading volume for the preceding 10 trading days has been at least 100,000 shares, the Pink Sheets) as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (ii)).

          (ii) If the Common Stock is not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under an employee benefit plan of the Company); and, upon request of the Registered Holder, the Board of Directors (or a representative thereof) shall promptly notify the Registered Holder of the Fair Market Value per share of Common Stock. Notwithstanding the foregoing, if the Board of Directors has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board of Directors shall make a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the

     Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made.

     (c) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) above accompanied by payment in full of the Purchase Price (the "Exercise Date"). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

     (d) As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 5 business days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

          (i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

          (ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of remaining Warrant Shares.

2.  Adjustments.

     (a) Adjustment for Stock Splits and Combinations.  If the Company shall at
         ---------------------------------------------
any time or from time to time after the date on which this Warrant was first issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (b) Adjustment for Certain Dividends and Distributions.  In the event the
         ---------------------------------------------------
Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase
Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

     (c) Adjustment in Number of Warrant Shares.  When any adjustment is
         ---------------------------------------
required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

     (d) Adjustments for Other Dividends and Distributions.  In the event the
         --------------------------------------------------
Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company and/or cash and other property which the Registered Holder would have been entitled to receive had this Warrant been exercised into Common Stock on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

     (e) Adjustment for Mergers or Reorganizations, etc.  If there shall occur
         -----------------------------------------------
any reorganization, recapitalization, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)), then, following any such reorganization, recapitalization, consolidation or merger, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive if, immediately prior to such reorganization, recapitalization, consolidation or merger, the Registered Holder had held the number of shares of Common Stock subject to this Warrant.

     (e) Certificate as to Adjustments.  Upon the occurrence of each adjustment
         ------------------------------
or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Registered Holder, furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection 1(b) above.

4.  Requirements for Transfer.

     (a) This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act of 1933, as amended (the "Act"), or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.

     (b) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is a corporation to a wholly owned subsidiary of such corporation, or a transfer by a Registered Holder which is a member of the National Association of Securities Dealers (the "NASD") to an officer or employee (but not a director) of the Registered Holder as permitted by NASD rules, provided that the transferee agrees in writing to be subject to the terms of this Section 4, or (ii) a transfer made in accordance with Rule 144 under the Act.

     (c) Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act or if sold pursuant to an effective registration statement which is then effective permitting the resale of the Warrant Shares.

(d) The Company will, at the Registered Holder's request, use reasonable efforts to allow the Registered Holder to sell some or all of the Warrant Shares (but not the Warrants) in a registered public offering under the Securities Act of 1933, as amended ("Securities Act"), pursuant to which the Company or other holders of common stock of the Company register shares for sale. The Registered Holder's rights hereunder shall be subject to such reasonable terms, conditions and restrictions as are established by the Board of Directors of the Company, which determination shall be final and binding, except that (i) such registration rights shall only apply to registration statements filed on Forms S-1, S-2 or S-3; (ii) after notice has been given to the Registered
Holder at least twenty (20) days prior to the filing of such registration statement, the Registered Holder shall make a written request within ten
(10) days following receipt of such notice of the number of Warrant Shares it wishes to be included in the registration; (iii) the Registered Holder shall be responsible for the fees and expenses of its counsel and for all underwriting discounts, commissions and filing fees attributable to the Warrant Shares included in the registration statement; (iv) if the offering being registered by the Company is underwritten and if the representative of the underwriters certifies in writing that inclusion therein of the Warrant Shares would materially and adversely affect the sale of the securities to be sold by the Company thereunder, then the Company shall be required to include in the offering only that number of Warrant Shares which the underwriters determine in their sole discretion will not jeopardize the success of the offering (and the securities so included will be apportioned pro rata among all selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder); and (v) the Company will use its best efforts to register and qualify under such other securities laws of such jurisdictions as shall be reasonably requested by the selling Registered Holder in order to enable the Registered Holder to consummate the disposition of the Warrant Shares being sold in such jurisdictions (provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to transact business or to file a general consent to service of process in any such jurisdiction). The Company's obligations hereunder are expressly conditioned upon such Registered Holder furnishing to the Company in writing such information concerning such Registered Holder and the terms of such Registered Holder's proposed sale of Warrant Shares as the Company shall reasonably request for inclusion in the registration statement. If any registration statement including any of the Warrant Shares is filed, then the Company shall indemnify each Registered Holder thereof (and each underwriter for such Registered Holder and each person, if any, who controls such underwriter within the meaning of the Securities Act) from any loss, claim, damage or liability arising out of, based upon or in any way relating to any untrue statement of a material fact contained in such registration statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for any such statement or omission based on information furnished in writing by such Registered Holder of the Warrant Shares expressly for use in connection with such registration statement; and such Registered Holder shall indemnify the Company (and each of its officers and directors who has signed such registration statement, each director, each person, if any, who controls the Company within the meaning of the Securities Act, each underwriter for the Company and each person, if any, who controls such underwriter within the meaning of the Securities Act) and each other such Registered Holder or selling shareholder against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to the Company by such Registered Holder of the Warrant Shares expressly for use in connection with such registration statement.

5. No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

6.  Notices of Record Date, etc.  In the event:

     (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

     (b) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least ten days prior to the record date or effective date for the event specified in such notice.

7. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

8. Exchange of Warrants. Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of such Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

9. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.  Transfers, etc.

     (a) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its or his address as shown on the warrant register by written notice to the Company requesting such change.

     (b) Subject to the provisions of Section 4 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company.

     (c) Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

11. Representations of the Registered Holder. The Registered Holder of this Warrant represents and warrants to the Company as follows:

     (a) Investment.  The Registered Holder is acquiring this Warrant and the
         ----------
Warrant Shares issuable upon the exercise of this Warrant, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, except as otherwise may be permitted under applicable securities laws.

     (b) Authority.  The Registered Holder has full power and authority to enter
         ---------
into and to perform this Warrant in accordance with its terms. The Registered Holder has not been organized specifically for the purpose of investing in the Company.

     (c) Accredited Investor.  The Registered Holder is an Accredited Investor
         -------------------
within the definition set forth in Rule 501(a) promulgated under the Securities Act.

12. Mailing of Notices, etc. All notices and other communications from the Company to the Registered Holder shall be mailed by first-class certified or registered mail, postage prepaid, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder or in connection herewith to the Company shall be mailed by first-class certified or registered mail, postage prepaid, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice.

13. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

14. Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

15. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

16. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of New York.

EXECUTED as of the Date of Issuance indicated above.

                              Razorfish, Inc.

                              By:_______________________

                              Title:____________________
ATTEST:

_________________________

EXHIBIT I
---------

PURCHASE FORM

To:_________________                                        Dated:____________

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby irrevocably elects to purchase (check applicable box):
      0      _____ shares of the Common Stock covered by such Warrant; or

      0 the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $________. Such payment takes the form of (check applicable box or boxes):

       0     $______ in lawful money of the United States; and/or

       0 the cancellation of such portion of the attached Warrant as is exercisable for a total of _____ Warrant Shares (using a Fair Market Value of $_____ per share for purposes of this calculation); and/or

       0 the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 1(b).

                              Signature: _____________________

                              Address:  ______________________

                                        ______________________

EXHIBIT II
----------

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee                Address                       No. of Shares





Dated:_____________________

Signature:_______________________

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.